Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025, WinVest Acquisition Corp.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the securities of WinVest Acquisition Corp.
effective at the opening of the trading session on July 28, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule IM-5101-2.
The Company was notified of the Staff determination on September 17, 2024. On September 24, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On November 12, 2024, the hearing was held.
On December 17, 2024, the Panel reached a decision and a Decision letter was issued on said date.
On January 27, 2025, Staff issued an Additional Staff Delist Determination Letter. The Company was notified of the additional Staff determination on January 27, 2025 which informed the Company that the Company was in violation of Listing Rule 5620(a).
On March 18, 2025, the Panel determined to delist the Company from the Exchange. The Company securities were suspended on March 21, 2025. The Staff determination to delist the Company securities became final on May 2, 2025.